Exhibit 99.1

CURIOSITYSTREAM APPOINTS PETER WESTLEY AS CHIEF FINANCIAL OFFICER

May 23, 2022 – Silver Spring Md. – CuriosityStream, the leading global factual media and entertainment company, has appointed Peter Westley as Chief Financial Officer. Westley succeeds Jason Eustace, who has served in the role since February 2020. Westley was most recently with public and private equity investment firm Blum Capital Partners, where he primarily focused on the media and technology sectors and served as Partner and Managing Partner from 2012 until earlier this year. He will report to Clint Stinchcomb, President and CEO of CuriosityStream.

“Peter strengthens our performance-oriented culture with his distinguished track record of execution and achieving results,” said Stinchcomb. “In Peter, we welcome a long-time trusted advisor to our team. We know his exemplary judgment and already value his insight into Curiosity’s challenges and opportunities. Our colleagues, business partners, and investors will appreciate and enjoy Peter’s collegiality, creativity and curiosity.”

John Hendricks, Chairman of CuriosityStream, commented, “In Peter Westley we have a seasoned and accomplished financial steward coming on board as our CFO. In addition to his deep financial background and tech sector acumen, Peter brings a wealth of keen strategic thinking to corporate growth and development projects well-known in the media industry. And more recently, all of us at Curiosity were impressed with the experienced guidance and recommendations he offered as board observer from 2018 through 2020. Our board welcomes the addition of Peter’s valuable knowledge and judgment to our senior leadership team.”

Added Westley, “I am very excited to join the executive team at CuriosityStream. The company has a truly inspiring mission, differentiated offering, deep library of factual content, and rapidly growing global subscriber base. I look forward to working with the team to pursue the company’s strategic growth opportunities, drive improved financial performance, and build shareholder value in the years to come.”

Westley is Chairman of the Board for Avid Technology, Inc. Previously, Westley served as managing director in the Technology and Media Groups at Salomon Smith Barney in addition to senior roles at other investment banks, where he focused on the media and technology sectors. In addition to his last decade as senior investment professional, Westley previously helped raise more than $10 billion and advised on more than $2 billion of mergers and acquisitions for internet, media, technology, and telecom clients in over 60 transactions.

Westley received his MBA from the Graduate School of Business at Stanford University and BA from Dartmouth College.

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About Curiosity

Curiosity Inc. is the entertainment brand for people who want to know more. The global media company is home to award-winning original and curated factual films, shows and series covering science, nature, history, technology, society, and lifestyle. With approximately 24 million subscribers worldwide and thousands of titles, the company operates the flagship Curiosity Stream SVOD service, available in more than 175 countries worldwide; Curiosity Channel, the linear television channel available via global distribution partners; and Curiosity Studios, which oversees original programming. In 2021, Curiosity Inc. acquired One Day University, which provides access to engaging talks and lectures from the leading university and college professors in the United States. Curiosity Inc. is a wholly owned subsidiary of CuriosityStream Inc. (Nasdaq: CURI). For more information, visit CuriosityStream.com.

Contacts:

CuriosityStream Communications
Ashley Huston
Ashley.Huston@CuriosityStream.com

CuriosityStream Investor Relations
Denise Garcia
IR@CuriosityStream.com